Exhibit 10.27

July 29, 2002

Mr. Edward J. Rivas

Senior Vice President

Dominion Energy

Re:  Supplemental Retirement Benefits

Dear Ed:

Because of your valuable knowledge and experience, and as an inducement for you to continue in the employ of the Company, the Company wishes to enter into this Supplemental Retirement Benefits Agreement (the “Agreement”) with you. If you remain employed by the Company as an officer through the date of your 60th birthday, you will be provided with 30 years of credited service for the purposes of calculating your benefits under the Company’s executive supplemental retirement plans, and its retiree medical and life insurance benefit plans.

Any benefits payable under this Agreement will be in addition to any retirement or other benefits you are eligible to receive under the Company’s employee benefit plans.

If you agree with the terms and conditions set forth above, please sign and return one copy of this letter to Anne Grier.

Sincerely yours.

/s/ Thos. E. Capps

Thos. E. Capps

Chairman of the Board and

Chief Executive Officer

Agreed: /s/ Edward Rivas	07/30/02
Edward J. Rivas	Date